Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-200399 and 333-211475 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, and 333-159855 on Form S-8 of our reports dated February 23, 2017, relating to the consolidated financial statements and financial statement schedules of IDACORP, Inc. (which report expresses an unqualified opinion), and the effectiveness of IDACORP, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
February 23, 2017